PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 1 day of March, 2005 by and between GammaCan Ltd. (the "Company"), and Vered Caplan (I.D. No. 23830060) of 20 Ha'etzel Street, Kiryat Ono, Israel 55280 (the "Employee").

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the parties desire to state the terms and conditions of the Employee's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1. Position. The Employee shall serve in the position described in Exhibit A attached hereto. In such position the Employee shall report regularly and shall be subject to the direction and control of the Company's management, and specifically under the direction of the person specified in Exhibit A. The Employee shall perform her duties diligently, conscientiously and in furtherance of the Company's best interests. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During her employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with her position in the Company.

2. Part Time Employment. The Employee will be employed on a part time basis, and shall devote to her employment with the Company not less than the scope of time set forth in Exhibit A hereto. The Employee confirms and declares that her position is one that requires a special measure of personal trust and loyalty; accordingly, the provisions of the Hours of Work and Rest Law-1951 shall not apply to him, and he shall not be entitled to any compensation other than the compensation set forth in this Agreement for working more than the maximum number of hours per week set forth in said law or any other applicable law.

3. Location. The Employee shall perform her duties hereunder at the Company's facilities in Israel, but she understands and agrees that her position may involve significant domestic and international travel.

4. Employee's Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which she is a party or by which she is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any engagement of the Employee with any third party during the term of her engagement with the Company (for purposes hereof, such third parties shall be referred to as "Other Employers"), the Employee represents, warrants and undertakes that: (a) her engagement with the Company is and/or will not be in breach of any of her undertakings toward Other Employers, and (b) she will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

Term of Employment

5. Term. The Employee's employment by the Company shall commence on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6. Termination at Will. Either party may terminate the employment relationship hereunder at any time by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period"). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to Employee and to pay the Employee a one time amount equal to the Salary that would have been paid to the Employee during the Notice Period, in lieu of such prior notice.

7. Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or its affiliates and the engaging by the Employee in any prohibited business competitive to the business of the Company; or (b) any willful failure to perform or willful failure to perform competently any of the Employee's fundamental functions or duties hereunder, or (c) any other cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law.

8. Notice Period; End of Relations. During the period following notice of termination by either party and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of her duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee's responsibilities.

Covenants

9. Proprietary Information; Assignment of Inventions and Non-Competition. By executing this Agreement the Employee confirms and agrees to the provisions of the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto.

Salary; Insurance; Advanced Study Fund

10. Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate base salary in the amount set forth in Exhibit A (the "Salary"). Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company


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

hereunder and under any applicable law, regulation or agreement. The Employee's Salary and other terms of employment may be reviewed and updated by the Company's management, from time to time, at the Company's discretion. The Salary is to be paid to the Employee after deduction of applicable taxes and like payments, including any payment by the Company pursuant to Section 11 hereunder.

11. Insurance and Social Benefits. The Company will insure the Employee under a "Manager's Insurance Scheme" to be selected by the Employee and approved by the Company (the "Insurance Scheme") as follows: (i) the Company will pay an amount equal to 5% (five percent) of the Salary towards a fund for life insurance and pension, and shall deduct an amount equal to 5% (five percent) of the Salary and pay such amount towards the Insurance Scheme for the Employee's benefit; (ii) the Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards the Insurance Scheme or other fund for severance compensation selected by the Company; and, in addition (iii) the Company will pay the required percentage but not more than 2.5% (two percent and one half of a percent) of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda"). Additionally, the Company together with the Employee will maintain an advanced study fund ("Keren Hishtalmut") and the Employee and the Company shall contribute to such fund an amount equal to 2.5% (two percent and one half of a percent) of the Salary and 7.5% (seven percent and one half of a percent) of the Salary, respectively. All of the Employee's aforementioned contributions shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment. Notwithstanding anything to the contrary, neither party shall contribute nor shall the Company deduct from each monthly Salary an amount greater than the maximum amount exempt from tax payment under applicable laws.

All amounts deducted and paid by the Company in accordance with this Section will be transferred to the Employee upon the termination of the Employee's employment in any circumstances other than in circumstances in which the Employee's entitlement to severance compensation may be denied by a court decision or in accordance with any applicable collective agreement or any other applicable law, rule or regulation, and the same shall constitute the full and only compensation to be paid by the Company to the Employee in such circumstances. The agreement set forth in this provision is in accordance with
Section 14 of the Severance Compensation Law, 1963, and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereby as Exhibit C.

Additional Benefits

12. Expenses. The Company will reimburse the Employee for business expenses borne by the Employee, provided that such expenses were approved in advance by the Company, and against valid invoices therefore furnished by the Employee to the Company.

13. Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A, as coordinated with the Company.

14. Sick Leave; Convalescence Pay. The Employee shall be entitled to paid sick leave pursuant to the applicable law and to Convalescence Pay ("Dmei Havra'a") pursuant to applicable law.


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

Miscellaneous

15. The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law). No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. The Employee acknowledges and confirms that all terms of the Employee's employment are personal and confidential, and undertake to keep such term in confidence and refrain from disclosing such terms to any third party.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

GammaCan Ltd.                                                /s/ VERED CAPLAN
                                                             ------------------
By: /s/ DAN GELVAN                                            Vered Caplan
    ------------------
Title: CEO


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

                                    Exhibit A
               To the Personal Employment Agreement by and between
          GammaCan Ltd. and the Employee whose name is set forth herein

1.      Name of Employee:                  Vered Caplan

2.      ID No. of Employee:                23830060

3.      Address of Employee:               20 Ha'etzel Street, Kiryat Ono,
                                           Israel 55280

4.      Position in the Company:           VP Business Development

5.      Under the Direct Direction of:     The Company's CEO

6.      Scope of Engagement:               VP Business Development

7.      Commencement Date:                 February 1, 2005

8.      Notice Period:                     30 days

                                           US$ 4,000 payable in NIS in
                                           accordance with the official rate of
                                           exchange at the applicable payment
                                           date. Employee is entitled to full
                                           reimbursement of the cost of
                                           international phone calls made
9.      Salary:                            in connection with the Company's
                                           matters and will dedicate an Israeli
                                           operator for this purpose, that will
                                           only be used for Company related
                                           calls.
10.     Part time employment:              50%. Equivalent to an average of at
                                           least 20 weekly hours.


11.     Vacation Days Per Year:            12 days ( part time ) annually.
                                           Employee is not entitled to accrue
                                           vacation across fiscal years and not
                                           entitled to fiscal redemption of
                                           unused vacation days.


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

                                    Exhibit B
               To the Personal Employment Agreement by and between
          GammaCan Ltd. and the Employee whose name is set forth herein


Name of Employee:             Vered Caplan

ID No. of Employee:           23830060


General

1. Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Employee toward the Company, the term Company shall also include any parent companies, subsidiaries and/or affiliates of the Company. The Employee's obligations and representations and the Company's rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2. "Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3. Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee's association with the Company, as evidenced by written records;
      (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.

4. Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5. Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in


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

      connection therewith shall be the sole property of the Company its subsidiaries and their assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or its subsidiaries, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

6. Upon termination of Employee's engagement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's engagement with the Company, and will not take with her any documents or materials or copies thereof containing any Proprietary Information.

7. Employee's undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

8. "Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

9. Employee undertakes and covenants she will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of her employment by the Company, not to make any use of any intellectual property rights of any third party.

10. Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that she may have in or with respect to any Company Invention.

11. Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. Employee hereby irrevocably designates and


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

      appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

12. In consideration of Employee's terms of employment hereunder, which include special compensation for her undertakings under this Section 12 and the following Section 13, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that she will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company.

13. Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant during the six months preceding termination of Employee's employment with the Company.

Reasonableness of Protective Covenants

14. Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.


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

Remedies for Breach

15. Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

16. Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company's business;
      (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Exhibit.


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